Exhibit 10.5
SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN
OF
ROCKVILLE BANK
As Amended and Restated Effective December 31, 2007

SUPPLEMENTAL SAVINGS AND RETIREMENT PLAN
OF
ROCKVILLE BANK
As Amended and Restated Effective December 31, 2007
ARTICLE I
PURPOSE AND EFFECTIVE DATE
1.01 Purpose. Rockville Bank (the “Bank”) and Rockville Financial, Inc. (the “Company”) established this Supplemental Savings and Retirement Plan of Rockville Bank (the “Plan”) effective May 23, 2005 to provide retirement benefits for certain current and former employees which are not provided under the Retirement Plan of Rockville Bank, the Rockville Bank 401(k) Plan or the Rockville Bank ESOP, because of limitations under the Code. This Plan document embodies two separate plans for purposes of ERISA: (a) one plan constituting an “excess benefit plan,” as defined in Section 3(36) of ERISA, providing the benefits and contributions that cannot be provided under certain qualified plans of the Employer by reason of Section 415 of the Code, and (b) the other plan providing the balance of the benefits payable under this Plan, including those benefits that cannot be provided under certain qualified plans of the Bank by reason of Section 401(a)(17) of the Code and certain other benefits as described herein. This document represents a complete restatement of the Plan effective as of December 31, 2007.
1.02 Effective Date. The Plan is effective as of May 23, 2005. This amendment and restatement of the Plan is effective as of December 31, 2007.
ARTICLE II
DEFINITIONS
Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
2.01 “Actuarial Equivalent or Actuarially Equivalent” shall mean equivalence in value between two or more forms determined on the basis of the assumptions used in the Retirement Plan for determining actuarial equivalence between different forms of benefit at the time of such determination.
2.02 “Annual Additions” shall have the same meaning as set forth in Section 415(c)(2) of the Code.
2.03 “Annuity” shall mean a form of benefit payment that (a) provides a series of substantially equal periodic payments, payable not less frequently than annually, for the life (or life expectancy) of the Member or the joint lives (or life expectancies) of the Member and his

Beneficiary; and (b) is a form of annuity made available under the Retirement Plan at the Benefit Commencement Date that is Actuarially Equivalent to a straight life annuity.
2.04 “Beneficiary” shall mean, with respect to the Supplemental Savings Benefit, the person or persons entitled to a benefit under the 401(k) Plan upon the Member’s death. With respect to the Supplemental Pension Benefit, the term shall mean the person or persons entitled to a benefit under the Retirement Plan upon the Member’s death.
2.05 “Benefit Commencement Date” shall mean the date on which payment of a Member’s Supplemental Pension Benefit, if any, commences to the Member or the Member’s spouse as provided in Article V of this Plan.
2.06 “Board of Directors” shall mean the Board of Directors of Rockville Bank.
2.07 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.08 “Compensation” shall have the same meaning as provided in the 401(k) Plan, but without the limitation imposed by Section 401(a)(17) of the Code, including, however, amounts deferred by the Member under this Plan during a Plan Year and excluding any amounts paid during a Plan Year under any nonqualified deferred compensation plan within the meaning provided by Section 409A of the Code.
2.09 “Credited Service” shall have the same meaning as provided in the Retirement Plan.
2.10 “Employee” shall mean a person in the employ of the Employer. Individuals who are considered by the Employer to be independent contractors or non-benefits employees, even if they are determined to be employees of the Employer for any other purpose, shall not be eligible to participate in the Plan. The characterization in the Employer’s records of the relationship between the individual and the Employer shall be conclusive as to the individual’s status for purposes of this Plan.
2.11 “Employer” shall mean Rockville Bank and its subsidiaries and any successor which shall maintain this Plan and any predecessor which has maintained this Plan.
2.12 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.13 “ESOP” shall mean the Rockville Bank Employee Stock Ownership Plan, as amended from time to time.
2.14 “ESOP Acquisition Loan” shall mean a loan or other extension of credit incurred by the trustee of the ESOP in connection with the purchase of common stock of the Employer on behalf of the ESOP.
2.15 “401(k) Plan” shall mean the Rockville Bank 401(k) Plan, as amended from time to time.

2.16 “Fund” or “Funds” shall mean the investment fund(s) available under the 401(k) Plan from time to time.
2.17 “Member” shall mean any Employee who meets the eligibility requirements of Article III or has earned a benefit under this Plan even if he or she no longer is eligible to earn additional benefits hereunder.
2.18 “Plan” shall mean the Supplemental Savings and Retirement Plan of Rockville Bank, set forth in and by this document, as amended from time to time.
2.19 “Plan Administrator” shall mean the Human Resources Committee of the Board of Directors of Rockville Bank, except that any action authorized to be taken by the Plan Administrator may also be taken by any committee or person(s) duly authorized by the Human Resources Committee of the Board of Directors or the duly authorized delegees of such duly authorized committee or person(s).
2.20 “Plan Year” shall mean a period of one year commencing with January 1; provided, however, that the first plan year shall mean the period commencing on the Effective Date and ending on the next succeeding December 31.
2.21 “Retirement Plan” shall mean the Retirement Plan for Employees of Rockville Bank, as amended from time to time.
2.22 “SERP” shall mean the Supplemental Executive Retirement Plan of Rockville Bank, as amended from time to time.
2.23 “Specified Employee” shall mean an employee who satisfies the requirements for being designated a “key employee” under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code without regard to Section 416(i)(5) of the Code at any time during a calendar year, in which case such employee shall be considered a Specified Employee for the twelve-month period beginning on the first day of the fourth month immediately following the end of such calendar year.
2.24 “Supplemental Pension Benefit” shall mean the benefit determined in accordance with the provisions of Article V.
2.25 “Supplemental Savings Account” shall mean the account, which shall only be a bookkeeping account, established on behalf of a Member in accordance with the provisions of Article IV.
2.26 “Supplemental Savings Benefit” shall mean the benefit determined in accordance with the provisions of Article IV.

ARTICLE III
ELIGIBILITY TO PARTICIPATE
3.01 Membership. Each eligible Employee shall become a Member of the Plan as of the date he or she meets the eligibility requirements set forth in Articles IV and V and, in the case of benefits provided under Article IV, completes the applicable Supplemental Savings Agreement as described in Section 4.04.
3.02 Termination of Membership. An individual shall cease to be a Member of the Plan as of the date he or she ceases to meet the above eligibility requirements; provided, however, that accrued benefits as of such date shall not be reduced and shall be paid as provided herein.
ARTICLE IV
SUPPLEMENTAL SAVINGS BENEFIT
4.01 Eligibility.
     (a) 401(a)(17) Credits. An Employee shall be eligible to participate in the Plan with respect to the 401(a)(17) Credits provided under Article IV if:
(i)	the Employee is a member of a “select group of management or highly compensated employees,” as that phrase is used in Sections 201, 301, and 401 of ERISA;

(ii)	the Employee is a participant in the 401(k) Plan and/or the ESOP; and

(iii)	the Employee is so designated by the Employer.
     (b) 415 Credits. An Employee shall be eligible to participate in the Plan with respect to the 415 Credits provided under Article IV if:
(i)	the Employee is a participant in the 401(k) Plan and/or the ESOP; and

(ii)	the Employee is so designated by the Employer.
     (c) Discretionary Credits. An Employee shall be eligible to participate in the Plan with respect to Discretionary Credits provided under Article IV if:
(i) the Employee is a member of a “select group of management or highly compensated employees,” as that phrase is used in Sections 201, 301, and 401 of ERISA; and
(ii) the Employee is so designated by the Employer.

4.02 Supplemental Savings Benefit. A Member’s Supplemental Savings Benefit shall be equal to one or more of the following credits, plus Adjustments to Accounts determined pursuant to Section 4.05:
(a)	401(a)(17) Credits.

(b)	415 Credits.

(c)	Discretionary Credits.
The terms “401(a)(17) Credits” and “415 Credits” are defined in Section 4.03(c). The term “Discretionary Credits” is defined in Section 4.03(d).
4.03 Supplemental Savings Credits. A Member’s 401(a)(17) and 415 Credits for any Plan Year shall consist of the sum of (a), (b), (c) and (d):
          (a) The percentage of Compensation, up to 50%, that the Member has elected to defer on a before-tax basis and have credited under this Plan as provided under Section 4.04, reduced by the amount of the before-tax contributions that such Member has elected under the 401(k) Plan, but only to the extent such Member is prevented from making contributions to the 401(k) Plan to the maximum percentage of Compensation permitted under the 401(k) Plan by operation of one or both of the following limitations under the Code: (i) the limitation on Compensation under Section 401(a)(17) of the Code; and (ii) the limitation on Annual Additions under Section 415(c) of the Code.
          (b) With respect to any Member who is eligible for matching contributions under the 401(k) Plan, for each payroll period in which such Member elects to defer an amount under subsection (a) above, a matching credit by the Employer equal to the excess of (i) over (ii), where:
(i) equals the matching contribution that would have been made under the 401(k) Plan had such amount been deferred under the 401(k) Plan if the 401(k) Plan were administered without regard to one or both of the following limitations under the Code: (A) the limitation on Compensation under Section 401(a)(17) of the Code; and (B) the limitation on Annual Additions under Section 415(c) of the Code; and
(ii) equals the matching contribution actually made by the Employer on behalf of the Member under the 401(k) Plan for such payroll period.
          (c) With respect to any Member who is eligible for Employer safe harbor contributions under the 401(k) Plan other than matching contributions, a safe harbor contributions credit equal to the excess of (i) over (ii), where:
(i) equals the safe harbor contribution that would have been made under the 401(k) Plan if the 401(k) Plan were administered without regard to one or both of the following limitations under the Code: (A) the limitation on Compensation under Section 401(a)(17)

of the Code; and (B) the limitation on Annual Additions under Section 415(c) of the Code; and
(ii) equals the safe harbor contribution actually made by the Employer on behalf of the Member under the 401(k) Plan for such payroll period.
          (d) With respect to any Member who is a participant in the ESOP, an amount equal to the excess of (i) over (ii), where:
(i) equals the annual contributions made by the Employer and/or the number of shares of common stock of the Employer released for allocation in connection with the repayment of an ESOP Acquisition Loan that would otherwise be allocated to the accounts of the Member under the ESOP for the applicable Plan Year, if the provisions of the ESOP were administered without regard to the following limitations under the Code: (A) the limitation on Compensation under Section 401(a)(17) of the Code; and (B) the limitation on Annual Additions under Section 415(c) of the Code; and
(ii) equals the annual contributions made by the Employer and/or the number of shares of common stock of the Employer released for allocation in connection with the repayment of an ESOP Acquisition Loan that are actually allocated to the accounts of the Member under the ESOP for that particular Plan Year.
          (e) Amounts credited pursuant to Section 4.03(a)(i), together with allocable matching credits pursuant to Section 4.03(b), and amounts credited pursuant to 4.03(c)(i)(A) and 4.03(d)(i)(A) shall be referred to as “401(a)(17) Credits.” Amounts credited pursuant to Section 4.03(a)(ii), together with allocable matching credits pursuant to Section 4.03(b), and amounts credited pursuant to 4.03(c)(i)(B) and 4.03(d)(i)(B) shall be referred to as “415 Credits.”
          (f) The Employer, in its sole discretion; may credit a Member with such additional amount, expressed as a percentage of Compensation, as the Employer shall determine. Amounts credited pursuant to the foregoing sentence shall be referred to as “Discretionary Credits.”
4.04 Supplemental Savings Agreement. Each Member shall enter into an agreement with the Employer (hereinafter referred to as a “Supplemental Savings Agreement”) prior to the first day of each Plan Year with respect to which such Supplemental Savings Agreement shall become effective to have deferred from the Member’s Compensation for each payroll period during such Plan Year an amount that is not more than 50% of such Compensation; provided, however, that such amount shall be specifically restricted as provided in Section 4.03(a) hereof. Notwithstanding the foregoing, an eligible Employee who is hired during the Plan Year may enter into a Supplemental Savings Agreement not later than 30 days after the date on which he commences employment with the Employer. Such Supplemental Savings Agreement shall only be effective with respect to Compensation earned after the date of the Agreement. The amount deferred shall be credited to the Member’s Supplemental Savings Account each payroll period during such Plan Year. A Member may not alter the Member’s Supplemental Savings Agreement during the Plan Year.

4.05 Adjustments to Accounts. All credits under Section 4.03 (a) and (b) shall be made to the Member’s Supplemental Savings Account as of the end of the payroll period to which they relate. All credits under Section 4.03(c) and (d) shall be made to the Member’s Supplemental Savings Account as of the same date as the allocation to the accounts of the Member under the 401(k) Plan and the ESOP, respectively, to which such credits relate. Discretionary Credits shall be made to the Member’s Supplemental Savings Account as of the date specified by the Employer. In addition, the Employer shall adjust each Member’s Supplemental Savings Account, as of the last day of each month, by an amount equal to the amount of any adjustment for such month that would have applied if the Member’s Supplemental Savings Account had been allocated and proportionately invested in such Fund or Funds as designated by the Member from among such Funds as the Employer may provide in a written investment selection form. Funds selected by a Member shall be bookkeeping accounts only; the Employer shall be under no obligation actually to invest amounts in such Fund or Funds, provided that any amounts so invested shall remain general corporate assets of the Employer subject to all claims of its creditors. If the Employer shall establish a grantor trust pursuant to Section 6.01 hereof in order to provide for its obligations with respect to Supplemental Savings Accounts, then any earnings credited with respect to a Fund or Funds shall be reduced by an amount equal to the income taxes that the Employer would owe on such earnings, if any, with respect to such Fund or Funds, based on the Employer’s highest federal and state tax rates on its net taxable income for the prior Plan Year.
4.06 Value of Supplemental Savings Benefit. The value of a Supplemental Savings Benefit at any point in time shall be equal to the single sum cash value of a Member’s Supplemental Savings Account as of the last day of the month coinciding with or immediately following such date of determination.
4.07 Vesting in Supplemental Savings Benefit. A Member shall at all times be fully vested in amounts credited to the Member’s Supplemental Savings Account pursuant to Sections 4.03(a), 4.03(b), 4.03(c) and 4.03(e), together with earnings thereon pursuant to Section 4.05. A Member shall be vested in amounts credited to the Member’s Supplemental Savings Account pursuant to Section 4.03(d), together with earnings thereon pursuant to Section 4.05, to the same extent as he is vested in contributions by the Employer to the ESOP.
4.08 Payment of Supplemental Savings Benefit. A Member’s Supplemental Savings Benefit, to the extent vested, shall be paid in a single lump sum on or before the 90th day following the Member’s termination of employment, determined in the sole discretion of the Employer; provided, however, that any distribution to a Specified Employee upon his termination of employment shall not be made before the date that is six months after the date of termination of employment (or, if earlier, the date of death of such Specified Employee). The payment will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The adjusted lump sum payment shall be made at the beginning of the seventh month following such Specified Employee’s termination of employment. The six-month delay in payment described herein shall not apply, however, to any payment required to be made to an individual other than the Member to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code.
4.09 Supplemental Savings Death Benefit. Upon the death of a Member, the single sum cash value of the Member’s Supplemental Savings Benefit, shall be distributed to the Member’s Beneficiary as soon as practicable following such date.
4.10 Distributions Prior to Termination of Employment. In the event of an unforeseeable emergency, as determined pursuant to Section 1.409A-3(i)(3) of the Treasury Regulations, a Member may request a distribution of part or all of the Member’s Supplemental Savings Benefit, to the extent vested, by a request in writing to the Plan Administrator. The request must specify the nature of the hardship and the amount requested to be withdrawn to meet the need created by such hardship. The Plan Administrator shall not authorize the withdrawal of any amount which is in excess of the amount required to meet the need created by the hardship (plus amounts necessary to pay taxes reasonable anticipated on the withdrawal), after taking into account reimbursements from insurance and liquidation of the Member’s available assets. Only one such distribution may be requested in any Plan Year.
ARTICLE V
SUPPLEMENTAL PENSION BENEFIT
5.01 Eligibility.
     (a) 401(a)(17) Benefits. An Employee shall be eligible to participate in the Plan with respect to the 401(a)(17) Benefits provided under Article V if:
(i)	the Member is a member of a “select group of management or highly compensated employees,” as that phrase is used in Sections 201, 301, and 401 of ERISA;

(ii)	the Member is a participant in the Retirement Plan; and

(iii)	the Member is so designated by the Employer.
     (b) 415 Benefits. An Employee shall be eligible to participate in the Plan with respect to the 415 Benefits provided under Article V if:
(i)	the Member is participant in the Retirement Plan; and

(ii)	the Member is so designated by the Employer.
     (c) Additional Benefits. An Employee shall be eligible to participate in the Plan with respect to the additional benefits provided under Section 5.02(b) if:

(i)	the Member is a member of a “select group of management or highly compensated employees,” as that phrase is used in Sections 201, 301, and 401 of ERISA;

(ii)	the Member is a participant in the Retirement Plan; and

(iii)	the Member is so designated by the Employer.
     (d)  Form of Payment. The benefits provided under Section 5.02 shall be paid to the Member in the form of an Annuity. A Member may select payment in the form of any Annuity made available under the Retirement Plan that is Actuarially Equivalent to a straight life annuity, provided that such selection is filed with the Plan Administrator before the Benefit Commencement Date. Notwithstanding the foregoing, with respect to any Member who is entitled to a benefit under the SERP, payment of such Member’s benefits provided under Section 5.02 shall be made in the form of an Actuarially Equivalent lump sum.
5.02 Supplemental Pension Benefit. A Member’s or a Member’s Beneficiary’s Supplemental Pension Benefit shall equal the greater of (a) or (b) where:
(a)	is the annual benefit which is derived from Employer contributions and which is payable to a Member or a Member’s Beneficiary under the Retirement Plan as of the Benefit Commencement Date, such benefit to be calculated (i) without the limitation on annual compensation imposed by Section 401(a)(17) of the Code, and/or (ii) without the limitation on annual benefits imposed by Section 415(b) of the Code, and (iii) by including as compensation the amount, if any, of Compensation deferred by such Member pursuant to Article IV of this Plan; and

(b)	is the annual benefit which is derived from Employer contributions and which is payable to a Member or a Member’s Beneficiary under the Retirement Plan as of the Benefit Commencement Date, such benefit to be calculated (i) with the limitation on annual compensation imposed by Section 401(a)(17) of the Code, and/or (ii) with the limitation on annual benefits imposed by Section 415(b) of the Code, and (iii) without the inclusion of the amount, if any, of Compensation deferred by such Member pursuant to Article IV of this Plan.
Benefits calculated as the excess of the sum of (a)(i) and (a)(iii) over the sum of (b)(i) and (b)(iii) shall be referred to in this Plan as “401(a)(17) Benefits.” Benefits calculated as the excess of the (a)(ii) over (b)(ii) shall be referred to “415 Benefits.” A Member’s or Beneficiary’s Supplemental Pension Benefit may thus consist of a 401(a)(17) Benefit and a 415 Benefit. For purposes of this Section 5.02, the annual benefit under the Retirement Plan shall be determined as a life annuity commencing on the Benefit Commencement Date, calculated in accordance with the assumptions provided in the Retirement Plan for purposes of determining the accrued benefit thereunder, (whether or not such benefit is actually paid in such form and whether or not the Retirement Plan benefit is payable on such Benefit Commencement Date). The calculation of a

Supplemental Pension Benefit shall be performed by the consulting actuary for the Retirement Plan, and the interpretations of such actuary shall be final and binding on the Employer, the Member and the Member’s Beneficiary.
5.03 Time of Payment and Terms and Conditions of Supplemental Pension Benefit.
     (a) A Member shall be eligible to receive a Supplemental Pension Benefit at the later of: (i) age 60 after completion of 15 years of Credited Service (five years of Credited Service for a Member employed on or before December 1, 1976); (ii) age 65 for a Member employed before June 13, 1990; (iii) age 65 after completion of five years of Credited Service for a Member employed on or after June 13, 1990; or (iv) termination of employment after completion of five years of Credited Service. Payment shall be made on or before the 90th day following the applicable event (i.e., as provided in (a)(i), (ii), (iii) or (iv) above), determined in the sole discretion of the Employer; provided, however, that any distribution to a Specified Employee upon his termination of employment shall not be made before the date that is six months after the date of termination of employment (or, if earlier, the date of death of such Specified Employee). Any payment due within such six-month period will be adjusted to reflect the deferred payment date by multiplying the payment by the product of the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury for the date on which such payment would have been made but for the delay multiplied by a fraction, the numerator of which is the number of days by which such payment was delayed and the denominator of which is 365. The adjusted Annuity payments to which such Specified Employee would otherwise be entitled during such six months shall be accumulated and paid on the first Annuity payment date of the seventh month following termination of employment. The six-month delay in payment described herein shall not apply, however, to any payment required to be made to an individual other than the Member to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code. Notwithstanding the foregoing, payment to a Member (or his designated Beneficiary) may be delayed to a date after the designated Benefit Commencement Date if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the Member (or his or her designated Beneficiary) and such delay is for reasons that are commercially reasonable, provided that payment is made as soon as payment is administratively practicable.
     (b) The provisions of Section 5.03(a) to the contrary notwithstanding, payment of a Supplemental Pension Benefit to a Member who is entitled to a benefit under the SERP shall be made at the same time as payment is made to such Member of his benefit under the SERP.
5.04 Supplemental Pension Death Benefit.
     (a) If a married Member should die after meeting the requirements provided in Sections 5.03(a)(i), (ii) or (iii) but prior to the commencement of benefits pursuant to this Plan, it shall be assumed for purposes of this Plan that the Member had terminated employment on the day preceding the Member’s date of death and had been entitled to a joint and 50% survivor annuity, and a survivorship benefit shall be calculated under this Plan on the basis of such assumption in accordance with Section 5.02 hereof and shall be paid to the spouse of the Member beginning as of the first day of the calendar month coincident with or next following the Member’s date of death in the case of a Member who has satisfied the requirements provided in Sections 5.03(a)(1) or (ii), otherwise such survivorship benefit shall be paid to the spouse of the Member beginning as of the first day of the calendar month coincident with or next following the date the Member would have attained age 65.
     (b) If the Member should die following the commencement of benefits pursuant to this Plan, death benefits, if any, shall be payable to the spouse or other Beneficiary of the Member in accordance with the form of payment in effect at the time of the Member’s death.
     (c) The foregoing provisions of this Section 5.04 to the contrary notwithstanding, payment of the Supplemental Pension Death Benefit provided in Section 5.04(a) to the spouse of a Member who is entitled to a death benefit under the SERP shall be made at the same time and in the same form as payment is made to such Member’s surviving spouse under the SERP.
ARTICLE VI
FUNDING
6.01 Funding. The Employer shall be under no obligation to establish a fund or reserve in order to pay the benefits under this Plan. The Employer shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor, against the Employer with respect to the benefits payable hereunder, or which may be payable hereunder, to any Member or Beneficiary. Notwithstanding the foregoing, in order to pay benefits under this Plan, the Employer may establish a grantor trust (hereinafter the “Trust”) within the meaning of Section 671 of the Code. The assets in such Trust shall at all times be subject to the claims of the general creditors of the Employer in the event of the Employer’s bankruptcy or insolvency, and neither the Plan nor any Member or Beneficiary shall have any preferred claim or right to, or any beneficial ownership interest in, any such assets of the Trust prior to the time such assets are paid to a Member or Beneficiary as a Supplemental Savings Benefit or a Supplemental Pension Benefit, and all rights created under this Plan and said Trust shall be unsecured contractual rights of a Member or Beneficiary against the Employer.
ARTICLE VII
CLAIMS FOR BENEFITS
7.01 Initial Claim Review. Claims for benefits under the Plan may be filed in writing with the Plan Administrator. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within 90 days after the claim is filed (or within 180 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 90-day period). In the event the claim is denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan shall be cited, and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. In addition, the claimant shall be furnished with an explanation of the Plan’s claims review procedures and the time limits applicable to such procedures, including a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
7.02 Claim Review Procedure. Any Employee, former Employee, or authorized representative or Beneficiary of either, who has been denied a benefit by a decision of the Plan Administrator shall be entitled to request a review of the denied claim. The claimant may submit a written request for review to the Plan Administrator no later than 60 days after the date on which such denial is received by such claimant. The claimant may submit written comments, documents, records and other information relating to the claim to the Plan Administrator. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant with written or electronic notice of the decision on review within 60 days after the request for review is received by the Plan Administrator (or within 120 days if special circumstances require an extension of time for processing the claim and if notice of such extension and circumstances is provided to the claimant within the initial 60-day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement that the claimant has a right to bring a civil action under Section 502(a) of ERISA and that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits. A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.
7.03 Exhaustion of Remedy. No claimant shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until he/she has first exhausted the procedures set forth in Sections 7.01 and 7.02.
ARTICLE VIII
MISCELLANEOUS
8.01 Non-Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Member or Employee, or as a right of any such Member or Employee to be continued in the employment of the Employer, or as a limitation on the right of the Employer to deal with any Member or Employee as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.

8.02 Rights Under 401(k) Plan, Retirement Plan and ESOP. Nothing in this Plan shall be construed to limit, broaden, restrict, or grant any right to a Member, Employee, or Beneficiary under the 401(k) Plan, the Retirement Plan or the ESOP, or to grant any additional rights to any such Member, Employee, or Beneficiary under the 401(k) Plan, the Retirement Plan or the ESOP, or in any way to limit, modify, repeal or otherwise affect the Employer’s right to amend or modify the 401(k) Plan, the Retirement Plan or the ESOP.
8.03 Amendments/Termination. The Employer reserves the right to make from time to time amendments to or to terminate this Plan by vote duly adopted by the Human Resources Committee of the Board of Directors; provided, however, that no such amendment or termination shall cause a reduction or cessation of the Supplemental Savings Benefit or the Supplemental Pension Benefit of any Member or Beneficiary accrued prior to the adoption of such vote of amendment or termination nor shall any such amendment or termination cause any payment that a Member or Beneficiary is entitled to receive under this Plan to become subject to an income tax penalty under Section 409A of the Code.
8.04 Nonassignability. The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized, except to the extent required by applicable law.
8.05 Plan Administrator’s Authority. The Plan Administrator shall have sole discretionary authority to determine all questions arising in connection with the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Plan and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding on all persons.
8.06 Successor Employer. The Bank and the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Company to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession had taken place. As used in this Plan, “Bank “and “Company” shall mean the Bank and the Company respectively as hereinbefore defined and any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, or otherwise and, in the case of an acquisition of the Bank or the Company in which the corporate existence of the Bank or the Company, as the case may be, continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Bank and the Company may transfer and assign this Plan and the Bank’s and the Company’s rights and obligations hereunder.
8.07 Governing Law. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut to the extent not superceded by the laws of the United States. Anything in this Plan to the contrary notwithstanding, the terms of this Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the Regulations thereunder and the Employer shall have no right to accelerate or make any payment under this Plan except to the extent permitted under Section 409A of the Code. The

Employer shall have no obligation, however, to reimburse any Member or Beneficiary for any tax penalty or interest payable or provide a gross-up payment in connection with any tax liability of such Member or Beneficiary under Section 409A of the Code except that this provision shall not apply in the event of the Employer’s negligence or willful disregard in its interpretation of the application of Section 409A of the Code and the Regulations thereunder to the Plan, in which case the Employer will reimburse the Member or Beneficiary, as the case may be, on an after-tax basis for any such tax penalty or interest not later than the last day of the taxable year next following the taxable year in which such Member or Beneficiary remits the applicable taxes and interest. The amount of reimbursement during any one taxable year shall not affect the amount eligible for reimbursement in any other taxable year and any right to reimbursement shall not be subject to liquidation or exchange for another benefit.
8.08 Withholding. The Employer may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sum as the Employer may reasonably estimate is necessary to cover any taxes for which the Employer may be liable and which may be assessed with regard to such payments.
8.09 Illegality. The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.